Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-251645) and Form S-8 (Nos. 333-226775 and 333-254873) of our report dated April 1, 2022 (except for Note 26 to the consolidated financial statements, as to which the date is April 17, 2023), relating to the consolidated financial statements of JanOne Inc. which appear in this Annual Report on Form 10-K.

/s/ WSRP, LLC

Salt Lake City, Utah

April 17, 2023